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                      [COWLITZ BANCORPORATION LETTERHEAD]


           COWLITZ BANCORPORATION AND UNITED BANCORP ANNOUNCE MERGER

LONGVIEW, WASHINGTON/ROSEBURG, OREGON, JUNE 1, 1998. Cowlitz Bancorporation (NASDAQ: CWLZ), the holding company for Cowlitz Bank of Longview, Washington and United Bancorp, the holding company for Douglas National Bank of Roseburg, Oregon, today announced that they have reached an agreement in principle for the merger of United Bancorp into Cowlitz Bancorporation.

Cowlitz will issue 1.464 shares of common stock in the proposed transaction for each of the 1,964,705 fully diluted shares of United common stock. The transaction is valued at approximately $37 million or 2.51 times United's book value at March 31, 1998. The agreement in principle between the two parties is subject to completion of due diligence and the negotiation and execution of a definitive agreement.

The transaction is expected to be accounted for as a pooling of interests and tax-free reorganization. It is anticipated that Cowlitz Bank and Douglas National Bank will continue to operate as separate institutions under their existing names following the merger. The transaction will be subject to regulatory approval and approval of the shareholders of both companies.

Benjamin Namatinia, Chairman and Chief Executive Officer of Cowlitz Bancorporation, stated: "An opportunity for two strong community banks to come together does not arise very often. Our mutual goal is to create a strong financial services holding company that can serve both Oregon and Washington communities. We believe that this transaction will allow our two banks to expand and offer additional services to customers in both states, while maintaining their individual community identities and local ties."

M. Neil Zick, Executive Vice President of United Bancorp and President and Chief Executive Officer of Douglas National Bank added: "This merger offers a unique opportunity for United to ally itself with a company that shares our historic commitment to local service, while offering opportunities for growth in surrounding areas of Oregon. The combined holding company, with total assets over $300 million, will pool the resources and experience of the two companies' employees to become a significant presence in the Pacific Northwest."

Charles W. Jarrett, President and Chief Operating Officer of Cowlitz Bancorporation, summed up the transaction by stating: "The resulting 12 branches of our two banks continue to emphasize a level of excellent personal service that can only be provided by community banks. This transaction is what community banking is all about - serving customers, helping the community, fostering employee excellence and rewarding shareholders."

Cowlitz Bancorporation had assets of $192 million and deposits of $140 million at March 31, 1998. It has the largest market share of deposits among commercial banks in Cowlitz County, Washington, and is the only community bank headquartered in the county. Cowlitz has averaged a 25.16% return on equity and a 1.55% return on assets over the past five years.

United Bancorp had assets of $115 million and deposits of $75 million at March 31, 1998. United Bancorp's subsidiary bank was founded in 1959 in Roseburg and operates 7 branch offices in Douglas County, Oregon.